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                                                                   EXHIBIT 99.14

                          QUESTIONS AND ANSWERS ABOUT
                              OUR RIGHTS OFFERING

                                  THE OFFERING

     Ventura County National Bancorp (the "Company") is distributing transferable rights (the "Rights") to purchase additional shares of common stock, no par value ("Common Stock") on a preferential basis to the holders of record of its Common Stock at the close of business on ___________, 1995 (the "Record Date"). This offering of Rights to all Record Date Holders is referred to in the Prospectus as the "Rights Offering."

     This pamphlet has been prepared to aid in your understanding of the Rights Offering. Nonetheless, for a complete explanation of, among other things, the Rights Offering and the procedure for exercising or selling your Rights, you should read carefully the Prospectus and the Instructions included in the package containing your Subscription Rights Certificate.

BACKGROUND

Q.  WHAT IS THE COMPANY'S BACKGROUND?

A. Ventura County National Bank was founded in 1982 by a group of local business men and women to serve the banking people of the County's business and professional community. In 1984, Ventura County National Bancorp, a California corporation, was organized to act as the Bank's parent holding company.

    In 1986, the holding company acquired Conejo Valley National Bank and merged that institution into Ventura County National Bank. Frontier Bank, N.A., an Orange County based independent bank was aquired in October, 1989. Frontier subsequently acquired Westco Savings and Loan from the Resolution Trust Company in April, 1990 and was immediately merged into Frontier Bank. Frontier and Ventura are sometimes collectively referred to as the "Banks" in the Prospectus.

    Beginning in mid-year 1993, new management was hired at the Company and both subsidiary Banks. At December 31, 1994 the Company had total consolidated assets of $257.8 million, total consolidated deposits of $236.3 million, total consolidated loans of $159.7 million total consolidated deposits of $169.2 million and total consolidated shareholders' equity of $19.1 million. Summary Selected Consolidated Financial and Other Data is found at the back of this booklet and further detailed information is contained in the Prospectus.

    In addition to its headquarters offices in Oxnard, Ventura County National Bank has branches in Ventura, Camarillo and Westlake Village. Frontier Bank maintains its headquarters in La Palma and has an additional branch in Wilmington. The Company maintains its offices at the same location as the Oxnard branch of Ventura County National Bank.

Q.  WHY IS THE COMPANY PURSUING THE RIGHTS OFFERING?

A. The primary purpose of this Rights Offering is to increase the Company's and the Banks' capital base to permit growth. A portion of the proceeds will also be used to enable Ventura to meet certain requirements of its regulatory agreement with the Office of the Controller of the Currency.

Q.  WHAT IS THE COMPANY'S FINANCIAL PERFORMANCE RECORD?

A. During the two years ended December 31, 1993, the Company's net income declined significantly, culminating with a net loss of $12.1 million during 1993. The Company's loss in 1993 was primarily due to a significant increase in the provision for loan losses, lower net interest income and increase other expenses. The decrease in net interest income was primarily caused by declining interest rates and lower levels of earning assets. Increased other expenses were due primarily to the writeoff of certain intangibles, increased REO expenses and professional

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fees.  In September 1993, the new management began taking actions to address the major concerns confronting the Banks. The Company's net loss was reduced to $262,000 or $0.04 per share for 1994, compared with a net loss of $12.1 million in 1993. The significant improvement over 1993 was due a significant decrease in the provision for loan losses, reduced other expenses and improved net interest margin in 1994. The Company returned to profitability beginning in the third quarter of 1994, and had net income for the second half of 1994 of $615,000, compared to a net loss of $877,000 for the first six months of the year.

Q.  WHAT IS THE COMPANY'S BUSINESS STRATEGY?

A. The Company's strategic plan is to continue to build its core business of generating and maintaining profitable banking relationships with small and medium sized businesses, professional firms and individuals in its market areas. The primary purpose of this Rights Offering is to increase the Company's and the Banks' capital bases to permit growth. The additional capital will enable Ventura to pursue a unique opportunity to build market share in its target markets. This opportunity results from the acquisition of Ventura's most significant community bank competitor, the Bank of A. Levy, by First Interstate Bank of California in February 1995. Ventura is now the largest community bank headquartered in Ventura County. Ventura and Frontier will market to businesses in representative industries, including durable and nondurable manufacturing, distribution, professional services and agriculture, in their respective markets.

OFFERING OVERVIEW

Q.  WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

A. The Basic Subscription Privilege entitles you to purchase one share of the Company's Common Stock for each Right owned.

Q.  WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?

A. The Oversubscription Privilege entitles Record Date Holders who fully exercise the Basic Subscription Privilege to subscribe for additional shares of Common Stock, subject to availability. THE OVERSUBSCRIPTION PRIVILEGE IS NOT TRANSFERABLE AND MAY ONLY BE EXERCISED BY PERSONS WHO ARE RECORD DATE HOLDERS. Thus, if you own 1,000 shares on the Record Date and, therefore, are issued
Rights to purchase     shares, you may oversubscribe (purchase more than
shares) only if you first subscribe for the file   shares to which you are
entitled.

Q.  HOW MANY BASIC SUBSCRIPTION RIGHTS ARE BEING ISSUED?

A. Each share of Common Stock held as of the Record Date entitles the Record Date Holder to receive __ transferable Rights. No fractional Rights will be issued. Fractional Rights will be "rounded up" to the next nearest whole number.

     The Subscription Rights Certificate which you received along with this pamphlet indicates the total number of Basic Subscription Rights that you now hold and own.
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Q.   HOW MUCH WILL IT COST ME TO PURCHASE SHARES OF COMMON STOCK BY EXERCISING
     MY BASIC SUBSCRIPTION PRIVILEGE?

A. If you choose to exercise the Basic Subscription Privilege, you must pay $____ for each share of Common Stock that you purchase.

Q. AT WHAT PRICE WAS THE COMMON STOCK TRADING AS OF A RECENT DATE PRIOR TO THE RECORD DATE?

A. At the close of business on ___________, 1995, the Common Stock was trading at $___ per share.

Q.  MUST I PAY A COMMISSION?

A. No. No brokerage commission or fee will be charged to subscribers for the purchase of Common Stock in the Rights Offering.

Q. AT THIS POINT, HAS ANYONE COMMITTED TO PURCHASE ANY OR ALL OF THE COMMON STOCK BEING OFFERED?

     Certain institutional investors and high net worth individuals have committed irrevocably to purchase, in the aggregate, ____________ shares of Common Stock not subscribed for in the Rights Offering (these investors are known as the "Standby Purchasers"). The Rights Offering is conditioned upon the receipt of minimum offering proceeds of $4,500,000 (referred to as the "Minimum Condition"). These commitments by Standby Purchasers should satisfy the Minimum Condition.

Q.  AS A RECORD DATE HOLDER, AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

A. No. While a Record Date Holder is entitled either to exercise or transfer all or any portion of his or her Basic Subscription Rights, a Record Date Holder also may choose to do nothing with his or her Basic Subscription Rights and allow them to expire.

Q.   WHAT HAPPENS TO THOSE SHAREHOLDERS WHO DECIDE NOT TO EXERCISE THEIR RIGHTS
                                                   ---
     TO PURCHASE SHARES IN THE OFFERING?

A. Any time a company issues additional shares, a shareholder's investment in the company may be "diluted." There are two kinds of dilution: book value dilution and equity ownership dilution. Book value dilution occurs when the new shares are issued at a price that is less than the company's book value per share. Equity ownership dilution can occur when existing shareholders do not maintain the same percentage interest in a company after an offering. The Company's Board of Directors considered the potential dilution to current shareholders, among other things, in determining to proceed with the Rights Offering. Equity ownership dilution can be minimized by individual shareholders if they exercise their Rights to purchase all of the shares to which they are entitled. However, some equity ownership dilution may be experienced if all shareholders participate and additional shares are issued to Standby Purchasers.

Q. HOW MAY I SUBSCRIBE FOR MORE SHARES OF COMMON STOCK THAN THOSE ALLOCATED TO ME IN ACCORDANCE WITH MY BASIC SUBSCRIPTION PRIVILEGE?

A. Each Record Date Holder who elects to exercise the Basic Subscription Privilege in full may also subscribe at the Subscription Price for Excess Shares, subject to availability. If an insufficient number of Excess Shares is available to satisfy fully all exercises of the Oversubscription Privilege, then the available Excess Shares will be prorated among Record Date Holders who exercise their Oversubscription Privilege.

Q.  WHAT IS THE PROCEDURE FOR EXERCISING RIGHTS?

A. Rights may be exercised by properly completing and executing the Subscription Right Certificate and forwarding it, together with payment in full for each Share subscribed for (including any Shares for which you are oversubscribing).

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to First Interstate Bank of California (the "Subscription Agent"), at the
addresses specified in the Prospectus. Because uncertified checks may take up to 5 business days to clear, you are urged to pay sufficiently in advance of the Expiration Time (defined below) to insure that payment is received and your check clears.

Q.   HOW DO I PAY FOR MY SUBSCRIPTION?

A. You may pay for shares of Common Stock by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to First Interstate Bank of California, or by wire transfer. Uncertified personal checks may take up to five business days to clear. Thus, if you choose to pay by uncertified personal check, you are urged to pay sufficiently in advance of the Expiration Time (defined below) to ensure that payment is received and your check clears.

Q. WHAT IS THE FINAL DATE ON WHICH I MAY EXERCISE MY BASIC SUBSCRIPTION PRIVILEGE AND MY OVERSUBSCRIPTION PRIVILEGE?

A. The Rights will expire if not exercised prior to 5:00 p.m., Pacific time, on ___________________, 1995 unless extended for up to ___ days in the sole discretion of the Company (the "Expiration Time").

Q.  HOW DO I TRANSFER MY BASIC SUBSCRIPTION RIGHTS?

A. Rights may be sold through a stockbroker or through First Interstate Bank of California, as Subscription Agent by delivering the Subscription Rights Certificate, properly executed for sale prior to ________, 1995, together with the appropriate form(s) as set forth in the Instructions included in the package containing your Subscription Rights Certificate. The Rights are transferable only with respect to the Basic Subscription Privilege. Promptly following any such sale, First Interstate Bank of California will send you a check for the proceeds from the sale (less any applicable brokerage commissions, taxes and other expenses).

     There has been no trading in the Rights, and no assurances can be given that a trading market will develop or, if a market develops, that the market will remain available through the subscription period. Unless First Interstate Bank of California is able to sell your Rights for a price in excess of the direct costs of sale, your Rights will not be sold. If First Interstate Bank of California is unable to sell your Rights, those Rights will become null and void after the Expiration Time.

Q. IF I EXERCISE RIGHTS IN THE RIGHTS OFFERING, MAY I RETRACT ALL OR A PART OF MY SUBSCRIPTION?

A.  No.  All exercises of Rights are irrevocable.

Q. IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

A. Yes. All funds received with subscriptions will be held in escrow until the completion of the Offering. Funds will only be accepted and exchanged for shares if the Minimum Condition (defined below) is satisfied. If the Minimum Condition is not achieved, any funds that have been deposited with the Subscription Agent will be returned, without interest. As a result of the
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Standby Purchase Agreements (pursuant to which the Standby Purchasers have agreed to acquire up to __________ shares of Common Stock), the Company believes that the Minimum Condition will be satisfied.

TERMS AND CONDITIONS

Q.  HOW MANY SHARES OF COMMON STOCK ARE BEING OFFERED?

A. The Company is offering a minimum of __________ shares ("Minimum Shares") and a maximum of _________ shares ("Maximum Shares") of Common Stock. A total of __________ Underlying Shares are being offered in the Rights Offering pursuant to the exercise of Rights, which include the Basic Subscription Privilege and the Oversubscription Privilege, and to the Standby Purchasers. In addition, in the event that there is not a sufficient number of Underlying Shares remaining upon completion of the Rights Offering to satisfy the purchase commitments of the Standby Purchasers, up to __________ Additional Shares will be issued to the Standby Purchasers.

Q.   HOW WILL THE NET PROCEEDS OF THE OFFERING BE USED?

A. The Company intends to use the net proceeds of the Offering to take advantage of unique opportunities to expand in the respective markets of Ventura and Frontier. A portion of the proceeds will also be used to retire $125,000 of principal amounts of notes payable. Additionally, a portion of the proceeds will be used to meet certain requirements of the regulatory agreement between Ventura and the Office of the Controller of the Currency. A further possible use of proceeds will be for the Company to retain the first $500,000 for its liquidity needs and, thereafter, to possibly make additional capital contributions to Ventura or Frontier or both. It is anticipated that the net proceeds, if any, contributed to the Banks will ultimately be invested in earning assets, such as loans and securities, earning assets, such as loans and to retire $125,000 in Parent company debt and for liquidity purposes at the holding company level.

Q.   HOW DO I PURCHASE COMMON STOCK THROUGH AN IRA.

A. You may establish a self-directed IRA through a broker-dealer. If you wish to use funds currently in an IRA at Ventura or Frontier, you will need to transfer your IRA to a broker-dealer, who will establish a self-directed IRA. Call Chemical Bank, as Information Agent, at 1-800-421-0708 for assistance with IRA orders. Since IRA transactions can take some time, please contact Chemical Bank as soon as possible.

                                  AFTERMARKET

Q.  HOW IS THE COMPANY'S STOCK TRADED?

A. The Company's Common Stock is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (the "Nasdaq National Market System") under the symbol "VCNB."

Q.  HOW WILL THE COMPANY'S RIGHTS BE TRADED?
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A.  The Company's Rights will be quoted on the Nasdaq National Market System under the symbol "VCNBR."

Q.   WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

A. The Company has never paid a cash dividend and does not anticipate the payment of dividends in the near future.

                              FURTHER INFORMATION

Q.  HOW CAN I GET ADDITIONAL INFORMATION ABOUT THE OFFERING?

A. Ventura County National Bancorp will be holding open information sessions in the following cities at the dates, times and locations specified below:

    City               Date                 Time           Location
    ----               ----                 ----           --------




If you are unable to attend any of the above meetings, additional information concerning the Offering can be obtained by contacting Chemical Bank, as information agent at 1-800-421-0708.

This brochure is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus dated
________________, 1995.   These securities are not savings or deposit accounts
and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency.

The purchase of Common Stock in the Offering involves a significant degree of investment risk. Holders of Rights and prospective purchasers are urged to read and carefully consider the information set forth under the heading "Risk Factors" in the Prospectus.

Each Rights Holder must determine whether to subscribe for Common Stock based upon such holder's assessment of his, her or its best interests. Accordingly, neither the Board of Directors of the Company nor its financial advisor, Sandler O'Neill & Partners L.P., makes any recommendation to holders regarding their Rights.